Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into by and between Crown Castle USA Inc. and its parent and affiliated companies (collectively, the “Company”) and Catherine Piche (“Employee”) as of the date upon which both Employee and the Company have executed this Agreement, and the Revocation Period in 4.5.7 has expired without revocation (“Effective Date”). Employee and the Company will be referred to as “Party” in the singular and “Parties” in the plural.

WHEREAS, the Company and Employee are parties to a Confidentiality, Non-Compete and Severance Agreement, dated March 11, 2011, a First Amendment to Confidentiality, Non-Compete and Severance Agreement, dated December 2, 2011, a Confidentiality, Non-Compete, Non-Solicit and Severance Agreement, dated March 15, 2021, and a Severance Agreement, dated August 18, 2021 (the restrictive covenants in such agreements are ratified by the Parties and collectively referred to as the “Confidentiality and Non-Compete Agreements”). The Confidentiality and Non-Compete Agreements require from Employee certain restrictions both during and post-employment, which shall continue to apply according to their terms, and such restrictions are not modified, satisfied, or otherwise changed, except as provided by this Agreement;

WHEREAS, the restrictive covenants from the Confidentiality and Non-Compete Agreements remain in effect except as modified by this Agreement;

WHEREAS, an issue has arisen between the Parties related to Employee’s resignation from the Company and the Parties enter into this Agreement to compromise and resolve all issues between them;

WHEREAS, Crown Castle Inc. (“CCI”) and Employee are parties to certain RSU Agreements (defined below), under which Employee received one or more grants of Units (as defined in the RSU Agreements), which will be treated in accordance with the terms and conditions of such RSU Agreements except as modified by this Agreement regarding Conditional Special Vesting (defined below);

WHEREAS, the RSU Agreements provide that any unvested Units which cannot vest, including as a result of Employee no longer being an employee or member of the board of directors of any employer within the Company Group (defined below), will be forfeited and surrendered to CCI by Employee;

WHEREAS, the Company and Employee have agreed that Employee’s employment with the Company will terminate on September 30, 2023 (the “Separation Date”);

WHEREAS, contingent upon Employee’s compliance with all terms of this Agreement, including the Employee Obligations (defined below), and subject to the other terms and conditions in this Agreement (including, but not limited to, Section 2.4), the Company has agreed to: (i) allow certain Restricted Stock Units previously granted to Employee (as further described in Section 2.3 of this Agreement) to continue to have the opportunity to vest beyond the Separation Date, pursuant to the terms of the RSU Agreements (despite the continued employment requirement) (“Conditional Special Vesting,” as more fully described below); (ii) severance in the amount of three months’ worth of Employee’s continued base salary, less applicable taxes and withholdings, paid via salary continuation payments following the Separation Date, as further described in Section 2.1 of this Agreement; and (iii) continued Company subsidization of the cost of health benefits, but through COBRA coverage, until December 31, 2023, as further described in Section 2.2 of this Agreement (“Continued Health Benefits”) (collectively, the “Separation Benefits,” as more fully described below). Employee is only eligible to receive the Separation Benefits described in this Agreement, which Employee acknowledges and agrees are good, valuable, and sufficient consideration to support Employee’s obligations (including the Employee

Obligations) contained in this Agreement, if Employee executes and does not revoke this Agreement and complies with all of the Employee Obligations (defined below).

AGREEMENT TERMS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and Employee, intending to be legally bound, hereby incorporate the recitals above as terms of this Agreement and agree as follows:

1.Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:

1.1.    “Company Group” shall mean any Person in the group consisting of CCI (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons (as defined below) of CCI, including LTS Group Holdings LLC, Crown Castle Operating Company, Light Tower Management, Inc., and the Company. As used in this Agreement, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The Company Group Persons and all Releasees (defined below) are intended third party beneficiaries of this Agreement.

1.2.    “Conditional Special Vesting” means the opportunity for continued vesting of certain Units, as more fully outlined in, and subject to the terms and conditions of, Section 2.3 of this Agreement.

1.3.    “Confidential Information” means any materials or information (whether in written, printed, graphic, video, audio, oral, electronically stored, disk or other format) which (i) is not generally known to the public or within the industry; (ii) was acquired or learned by Employee as a result of and during Employee’s employment relationship with a member of the Company Group; and (iii) relates to the business of the Company Group or its customers, including (a) Confidential Information, as defined in the Confidentiality and Non-Compete Agreements; (b) existing and planned methods of operation, construction techniques, site opportunities, marketing activities, business expansion or divestiture plans; (c) customer lists, the identities of key personnel and the requirements of the Company Group’s customers; (d) supply contracts or arrangements; (e) the identities, special skills and compensation arrangements of management employees of the Company Group or any employees with whom Employee worked; (f) details pertaining to the performance, behavior or actions of employees in the Company Group that were obtained through confidential or privileged means (including, but not limited to, performance reviews, investigations, or other mediums) as a result of Employee’s positions with the Company Group; (g) business plans and strategies, financial and pricing models, analyses and evaluation methods used by the Company Group and all results thereof; (h) financing arrangements; (i) landlord lists and the identities and contact information for landlords; (j) any other non-public information relating to the business and affairs of the Company Group, including site lists and all other information or data obtained or derived by reference to the Company Group’s CCI sites system or similar successor system; (k) technical specifications and other information relating to the design, construction or operation of towers, small cell networks, distributed antenna systems or fiber networks or other communications infrastructure; (l) information or materials developed or acquired by Employee, alone or in concert with others, along with drafts, works-in-process, duplicates or reproductions of such information and materials; and (m) trade secrets of the Company Group.

1.4.    “Continued Health Benefits” means the opportunity for continued Company subsidization of the cost of health benefits, but through COBRA coverage, as more fully outlined in, and subject to the terms and conditions of, Section 2.2 of this Agreement.

1.5.    “Employee Obligations” means Employee’s obligations under (i) this Agreement, including, but not limited to, the Release (defined below) and Return of Company Group Property (discussed below), (ii) the Company’s policies and guidelines (“Company Policies”), (iii) the Confidentiality and Non-Compete Agreements, to the fullest extent allowed by applicable law and except as modified by this Agreement, (iv) the RSU Agreements, and (v) any other obligations applicable to Employee and as allowed by law for the benefit of the Company Group, including Employee’s fiduciary duties, protection of Company Group trade secrets, non-disclosure, non-disparagement, and non-solicitation, non-hire, unfair competition, or non-competition provisions, duties or obligations under any applicable law or under any agreement between Employee and any member of the Company Group. This Agreement does not change or modify Employee’s existing Employee Obligations except as specifically noted in this Section or elsewhere in this Agreement. All of Employee’s Obligations survive the termination of Employee’s employment.

1.6.    “Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person. In reference to confidentiality obligations and prohibited disclosures, Person also includes any electronic, media or artificial intelligence platform, any software or other application, any internet posting, or any other method of communicating with other individuals or entities.

1.7.    “Plan” means the CCI 2013 Long-Term Incentive Plan and the CCI 2022 Long-Term Incentive Plan (as amended and restated, and including any successor incentive equity plan of the Company Group). This Agreement is subject to all provisions of the Plan and of each RSU Agreement.

1.8.    “Release” means the terms of Section 4 of this Agreement.

1.9.    “RSU Agreements” means those Restricted Stock Units Agreements by and between CCI, on the one hand, and Employee, on the other hand, under which Employee received one or more grants of Units (as defined in the RSU Agreements) under the Plan and pursuant to which there remain Units outstanding that have not yet had their transfer and forfeiture restrictions lapse as of the Effective Date as referenced above.

1.10.    “Separation Benefits” means all consideration, amounts or benefits which Employee has the opportunity to receive under this Agreement.

1.11.    Interpretation of “Including/Or/Law.” Unless expressed otherwise in this Agreement, the term “including” means “including without limitation,” the use of the word “or” is not exclusive, and the term “law” includes any (i) law of any jurisdiction (federal, state, local or other jurisdiction), (ii) statutory or common law, or (iii) applicable regulations or other legal obligations.
2.Separation Benefits and Satisfaction of all Company Obligations. Subject to and conditioned upon Employee’s compliance with all of the Employee Obligations, and all terms of this Agreement, the Company will provide the following Separation Benefits to Employee. Employee understands Employee has no right to the consideration in this Section 2 without full compliance with all of the Employee Obligations and the other terms of this Agreement.

2.1.    Severance Payments. In satisfaction of and as a compromise to any claims Employee has against the Company, the Company will pay Employee an amount equal to three (3) months of Employee’s annual base salary as of the Separation Date, (an aggregate amount of One Hundred Thirty One Thousand Two Hundred Fifty and 00/100 Dollars ($131,250.00), less applicable withholdings and standard deductions, which shall be paid out in in one lump sum payment as soon as practicable following the first normally scheduled payroll date immediately following the Effective Date but in no event later than December 31, 2023 (the “Severance Payment”). The Severance Payment will be taxed and subject to usual and customary withholdings in accordance with applicable federal, state and local tax laws and procedures and shall be made by direct deposit consistent with Employee’s current payroll instruction, unless otherwise directed by Employee in accordance with the Company’s policies.

2.2.    Continued Health Benefit Contributions. In satisfaction of and as a compromise to any claims Employee has against the Company, and subject to Employee’s continued compliance with all of the Employee Obligations, and further provided that Employee timely and properly (i) elects COBRA coverage with the Company’s COBRA vendor after the Separation Date and (ii) timely remits to the Company’s COBRA vendor as payment an amount equal to the premium applicable to Employee’s chosen level of coverage (“Employee Contribution”), the Company will provide the COBRA vendor with payment of the remaining COBRA premium other than the Employee Contribution, as if Employee’s employment continued with the Company (“Continued Health Benefits”), until the earlier of December 31, 2023, or the date Employee becomes eligible for comparable group health coverage from another source (“Coverage Period”). For the avoidance of doubt, Employee will remain responsible for the same amount of premium contributions as if Employee’s employment continued during the Coverage Period. Employee agrees that if Employee does not timely elect COBRA coverage with the Company’s COBRA vendor, or does not timely submit the Employee Contribution to the COBRA vendor on an ongoing monthly basis, Employee will have voluntarily waived Employee’s entitlement to receive Continued Health Benefits. Employee understands and agrees Employee must notify the Company immediately should Employee secure comparable health benefit coverage from another source. Employee will be solely responsible for the cost of COBRA continuation coverage, if any, following the conclusion of the Coverage Period, or the date Employee becomes eligible for comparable group health coverage from another source. The COBRA vendor will communicate to Employee the amount of the Employee Contribution, including any changes to the Employee Contribution resulting from potential changes to the cost of coverage between calendar years. The Company has made no additional representations to Employee, and Employee acknowledges Employee has not relied on any representations from the Company, regarding Employee’s COBRA eligibility, reporting requirements, or payment requirements, except as otherwise required by law.

2.3.    Conditional Special Vesting. The Company, contingent upon obtaining the approval of the CCI Board of Directors, and Employee’s continued compliance with all Employee Obligations, will cause the Conditional Special Vesting to occur. That is, certain unvested Units covered by the RSU Agreements and held by Employee immediately prior to the Separation Date will continue to have the opportunity to vest, pursuant to the terms of the applicable agreements, except the employment requirement, as if Employee were employed by the Company Group from and after the Separation Date, so long as Employee is in compliance with all Employee Obligations through the applicable vesting date. Only Units that have a scheduled vest date within twelve (12) months of the Separation Date are covered by the

Conditional Special Vesting described in this paragraph. As of the Separation Date, Employee holds a total of 13,244 unvested Units (8,846 time-based Units and 4,398 performance-based units) that are scheduled to vest through September 30, 2024. Employee expressly acknowledges that the Conditional Special Vesting of the aforementioned performance-based Units is contingent on the satisfaction of all performance measures contained in such applicable RSU Agreements and that it is possible that none or only a portion of such performance-based Units may vest.

Employee further acknowledges the following:

2.3.1. The Company will withhold all required FICA taxes associated with time-based Units from the Severance Payment. Upon the subsequent Conditional Special Vesting of such time-based Units, no FICA taxes shall be withheld;

2.3.2. the above referenced Units, totaling 13,244 Units, are the only Units that are covered by the Conditional Special Vesting; and

2.3.3. Employee is not entitled to any additional grant or award of Restricted Stock Units.

2.4.    Strict Compliance with Terms. Strict compliance with and complete and timely satisfaction of the Employee Obligations is a specific condition for all Separation Benefits provided to Employee under this Agreement, with such compliance and satisfaction to be determined by the Company in its sole discretion. Violating or failure to timely comply with any of the Employee Obligations at any time, shall be a breach of this Agreement and result in (i) the forfeiture and surrender of the remaining Separation Benefits, as well as (ii) all additional remedies allowed by law, including monetary and injunctive and other equitable relief, including clawback of all amounts of consideration provided to Employee under this Agreement. Employee acknowledges that (x) the opportunity to receive the Separation Benefits and other consideration provided in this Agreement satisfies all obligations, whether contractual or otherwise, of the Company Group, if any; and (y) Employee is owed no other amounts upon or because of Employee’s Separation Date pursuant to the RSU Agreements, the Confidentiality and Non-Compete Agreements, or any other agreement or obligation between Employee and the Company Group.

3.Other Separation Information.

3.1.    Final Paycheck. Employee acknowledges that in connection with the benefits provided in this Agreement, Employee will also receive within the time period required by law, or the next regularly scheduled payroll date following the Separation Date, whichever is sooner, a final paycheck (“Final Paycheck”), which includes Employee’s regular salary earned through the Separation Date. Any claims regarding inaccuracies in the amount of the Final Paycheck must be raised before the Effective Date. By entering into this Agreement, Employee affirms that Employee has been paid all compensation owed for work performed for the Company Group, except as otherwise provided expressly in this Agreement.

3.2.    Expense Reimbursements. Employee also understands that if Employee has any business expenses that Employee has incurred prior to the Separation Date for which Employee has not submitted for reimbursement, Employee must submit the request for reimbursement, along with all necessary backup documentation, to the Company within five (5) days following the Separation Date, in order to obtain reimbursement. The Company will pay all timely submitted reimbursement requests made in accordance with this Section and any applicable Company Policies within thirty (30) days from the Separation Date.

3.3.    401(k) Plan. If Employee is a participant in CCI’s 401(k) plan, Employee understands that Employee’s salary redirection contributions may only continue through the Separation Date. Employee will be sent additional information regarding Employee’s plan and the options available.

3.4.    Incentive Awards. Employee understands that Employee is no longer eligible to participate in any commission, bonus or incentive plans offered by the Company Group, whether cash or equity-based, and no amounts or other benefits will be paid or provided to Employee for any such potential bonuses or incentives.

3.5.    Amounts Owed by Employee to the Company. Any amounts that Employee may owe the Company Group, including amounts to repay the Company per Company Policies or guidelines (for example, tuition reimbursement, relocation expense, IT training, and similar expenses), may be deducted by the Company from, or offset against, any amount the Company owes Employee under this Agreement or otherwise owing by the Company Group.

3.6.    Cooperation and Assistance. Through and until the completion of the applicable vesting period (September 30, 2024), Employee agrees to be reasonably available to the Company Group to respond to requests by the Company Group for information relating to Employee’s job duties with the Company Group which may be within Employee’s knowledge. Further, for so long as Employee has relevant knowledge, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing or future claims, litigation or investigations brought by or against the Company Group or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Employee’s knowledge while employed by any member of the Company Group. The Company Group shall reimburse Employee for all travel expenses in connection with such cooperation.

4.Release and Covenant not to Sue.

4.1.    Employee, on behalf of Employee and Employee’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company Group and its present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Releasees relating to or arising out of Employee’s employment or separation from employment with the Company Group, or any other matter that arises through the date that this Agreement is executed by Employee, including claims arising out of any contract between Employee and the Company or the Company Group (“Released Claims”). The Released Claims, however, do not preclude Employee from defending any claims brought against her for violations of Noncompete. Employee agrees not to file a lawsuit to assert any such Released Claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any Person or entity or governmental agency for a Released Claim, other than any award or relief under any Securities and Exchange Commission (“SEC”) program.

4.2.    Employee understands that included in the Released Claims, to the extent permitted by applicable law, are claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages or other injuries) arising under any federal, state, or local laws of any jurisdiction, including laws that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation, including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, Chapters 21, 61 and 451 of the Texas Labor Code, the Retaliatory Employment Discrimination Act (REDA), the North Carolina Persons with Disabilities Protection Act (PDPA), the Equal Employment Practices Act (EEPA), N.C.G.S. § 95-28.1 (which prohibits discrimination against any person possessing sickle cell trait or hemoglobin C trait), N.C.G.S. § 95-28.1A (which prohibits discrimination against persons based on genetic testing or genetic information), N.C.G.S. § 95-28.2 (which prohibits discrimination against persons for lawful use of lawful products during nonworking hours), N.C.G.S. § 130A-148(i) (which prohibits discrimination against any person having AIDS or HIV infection and which further mandates that no test for AIDS virus infection shall be required, performed, or used to determine suitability for continued employment), N.C.G.S. § 9-32 (which prohibits the discharge or demotion of any employee because the employee has been called for jury duty, or is serving as a grand juror or petit juror), N.C.G.S. §§ 127A-201 to 127A-203 (which provides members of the North Carolina National Guard or the National Guard of another state with certain reemployment rights outlined therein and which further prohibits discrimination and acts of reprisal against persons who serve in the National Guard), or any other claim under any state or federal or other applicable law related to Employee’s employment with or termination from any member of the Company Group, or any other matter arising between Employee and the Company Group through the date that this Agreement is executed by Employee.

4.3.    The Released Claims include any claims against the Company Group relating to any promise or agreement or Company Policy or offer with the Company Group, including the RSU Agreements, and any alleged entitlement to any form of compensation or benefit, including payment of severance (or other amounts caused by termination of employment, good reason termination or constructive termination), unused personal time off, annual or periodic incentives, bonuses, commission payments, severance payments, reimbursements, benefits, restricted stock awards, restricted stock units (including all unvested Units as of the Separation Date), stock options and any other financial recovery against the Company Group or any Releasees. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages, claims arising out of any legal restrictions on the Company’s right to terminate its employees, including any claims based on any violation of public policy or retaliation. The Released Claims, however, do not preclude Employee from defending a claim of violation of any Confidentiality and Non-Compete Agreements.

4.4.    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the consideration provided by the Company Group under this Agreement, arises after the date this Agreement is executed by Employee, involves any legal indemnification rights for claims made by third parties (if any exist) of Employee for acts or omissions occurring prior to the Effective Date, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however, Employee represents and acknowledges that Employee has no unfiled workers’ compensation claim or unreported injury).

4.5.    Release of Age Discrimination Claims. Employee acknowledges the following:

4.5.1.    This Agreement is written in a manner calculated to be understood by Employee, and Employee in fact understands the terms, conditions and effect of this Agreement.

4.5.2.    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.

4.5.3.    Employee does not waive rights or claims that may arise after the date this Agreement is executed by Employee.

4.5.4.    Employee is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Employee is already entitled.

4.5.5.    Employee is advised to consult with an attorney prior to executing the Agreement.

4.5.6.    Employee has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if Employee does not wish to. Employee and the Company agree that any changes to this Agreement do not re-start the twenty-one-day period. Employee acknowledges that any decision to execute this Agreement before the twenty-one (21) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group.

4.5.7.    This Agreement allows a period of seven (7) calendar days following execution of the Agreement during which Employee may revoke this Agreement (“Revocation Period”). If revoked, (i) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (ii) any opportunity to receive the Separation Benefits shall terminate and be forfeited; and (iii) any applicable Employee Obligations of Employee under the Confidentiality and Non-Compete Agreements or otherwise existing outside of this Agreement are unaffected and remain in full force and effect, to the fullest extent allowed by applicable law.

4.5.8.    Employee fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.

4.5.9.    Employee has been given this Agreement to consider on September 30, 2023 and any notice of acceptance or revocation must be made by Employee as specified in the Notices Section below on or after the Separation Date, but before October 21, 2023, the date twenty-one (21) days after this Agreement was provided to Employee.

4.6.    Protected Disclosures and Actions. No notice or disclosure to the Company is required for any Protected Disclosures and Actions. Nothing in this Agreement or the Confidentiality and Non-Compete Agreements other agreement or policy of the Company shall be construed to prevent, restrict, or impede disclosure of Confidential Information or other information or taking other actions in the following circumstances:

4.6.1.    In connection with any rights Employee may have under the National Labor Relations Act (“NLRA”), including the right of non-supervisory employees to communicate about wages, hours or other terms and conditions of employment, engage in concerted or otherwise protected activity. In addition, any non-disparagement obligations for non-supervisory employees are limited to not making any maliciously untrue statements about the Company, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, or such other disparagement restrictions allowed by the NLRA and other applicable law. Further, any non-disclosure obligations for non-supervisory employees are limited in time to the period of Employee’s employment with the Company and for three (3) years after it ends, for any reason, and these obligations do not extend beyond confidential information pertaining to the Company, or the maximum amount of time or scope allowed by the NLRA;

4.6.2.    As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (a) made in confidence to a federal, state, or local government official, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal or per court order. In the event Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney(s) and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order;

4.6.3.    In connection with Employee’s reporting potential violations of applicable federal, state or local law to any law enforcement or governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Department of Labor (“DOL”), or the SEC, or responding to or otherwise participating in any agency’s investigation, lawsuit, or other actions taken by any agency, or taking any other actions protected under applicable law, including but not limited to the Speak Out Act, including disclosure of any alleged unlawful conduct or whistleblower activity or filing any complaint or charge with an agency. Nothing in this Agreement shall prevent or restrict Employee from filing a charge or complaint of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Employee or on Employee’s behalf with a governmental agency, Employee will not be entitled to any damages or payment of any money or other relief personal to Employee (other than an award or relief from the SEC), relating to any event which occurred prior to Employee’s signing of this Agreement;

4.6.4.    As may be required by applicable law or regulation, or pursuant to a valid legal process (e.g., a subpoena, order of a court of competent jurisdiction, or authorized governmental agency), provided that Employee notifies the Company upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to respond or seek a protective or other order to restrict or prevent such disclosure, and such disclosure does not exceed the scope of disclosure required by such law, regulation or legal process. This Subsection applies to situations not covered by the protections above and does not, in any way, impose prior notice requirements, or restrict or impede Employee from exercising protected rights described above or as provided by law.

Employee acknowledges that Employee has read this Section 4 carefully.

5.Employee Obligations.

5.1.    Employee Acknowledgment and Agreement regarding Confidential Information. Employee acknowledges receipt of Confidential Information and trade secrets of the Company Group during Employee’s employment as a key employee with the Company Group, as well as receipt of and benefit from the Company Group’s goodwill with customers and other business relationships during Employee’s employment with the Company Group. Employee will not misappropriate or, without the prior express written consent of an officer of the Company Group, use, access, forward, copy, disclose or otherwise make available any Confidential Information of the Company Group to any Person at any time before or after the Separation Date, except as allowed under the Protected Disclosures and Actions section. The use, sale, and/or unauthorized disclosure of any Confidential Information or Company Group trade secrets obtained by Employee during Employee’s employment with the Company Group, including, but not limited to, Company Group business plans and strategies, customer lists, customer order history, pricing information, and other similar information or identifying circumstances particular to customers of the Company Group, constitutes unfair competition. Likewise, Employee further acknowledges that the Company Group has strong relationships with its officers, directors, shareholders, executives, consultants, independent contractors, as well as customers, distributors, resellers, vendors, suppliers, or other business relationships, and is using various efforts to develop valuable relationships with these individuals and entities, all of which have been or are being accomplished through the expenditure of extensive time, effort and resources, and these relationships constitute Confidential Information or trade secrets under this Agreement and the Confidentiality and Non-Compete Agreements. Interference with any such relationship may also constitute unfair competition. Employee agrees not to engage in unfair competition against the Company Group, including without limitation, through the unauthorized use, sale, and/or disclosure of Confidential Information or trade secrets, or interference with the relationships described in this Agreement. This term is a material condition to receiving the Separation Benefits.

5.2.    Return of the Company Group Property. Employee has returned to the Company, and ceased all access to, the Company Group property, including property purchased by the Company Group or reimbursed by the Company Group, whether in electronic or hard copy or other format, whether involving confidential information or not, and regardless of location on work equipment, accounts, or premises, or on personal equipment, accounts or premises. Time is of the essence for these obligations. This property to be returned includes any keys, access cards, credit cards, smartphones, tablets, computer storage media of any kind (flash drives, external drives), or other hardware or software equipment, any communications of any kind regarding Employee’s work on behalf of the Company Group, any of the Company Group records, files, data, accounts, and documents, including any copies. Employee has reported to the Company Group any passwords or other access codes or otherwise provided full access for anything associated with Employee’s employment with the Company Group, whether equipment or accounts or otherwise. Employee represents Employee will not, and that Employee has not, shared access, forwarded, deleted, modified, copied, cleaned, or altered any property, prior to its return to the Company. The Company Group may inspect or use computer imaging and forensics to determine if these obligations have been met, and if they have not been met, additional inspection, imaging and searching of any accounts (including cloud or web-based accounts) or devices or storage locations (including personal ones) used to store or transmit Company Group property or information (whether confidential or not) may be used to locate and retrieve and remove the Company Group’s property and information.

5.3.    Confidentiality of Agreement. Employee further agrees not to disclose any of the terms or provisions of this Agreement to any other Person other than to the extent (i) reasonably required to be disclosed to a Person with a legitimate reason to obtain such information for Employee’s personal financial, tax, legal or estate planning, or (ii) required to be disclosed pursuant to applicable law, including, without limitation, securities laws, or (iii) as addressed under the Protected Disclosures and Actions section.

5.4.    Confirmation of Compliance with Existing Employee Obligations. Employee expresses Employee’s current compliance with and continued agreement to comply with any and all Employee Obligations, including, but not limited to, any fiduciary duties, return of Company

Group property and information, confidentiality, non-competition, non-solicitation, and non-disparagement obligations under any laws or agreements entered into with the Company Group, and further acknowledges that Employee’s Obligations under the Confidentiality and Non-Compete Agreements are valid and fully enforceable by the Company or the Company Group, and such Employee Obligations are not modified, satisfied or otherwise changed by this Agreement, despite the satisfaction of the Company’s obligations as described in this Agreement, except as follows:

5.4.1.    Notwithstanding the language in the Confidentiality and Non-Compete Agreements, the non-competition period under the Confidentiality and Non-Compete Agreements shall be modified to be effective for nine months from the Separation Date. Otherwise, the restrictive covenants from the Confidentiality and Non-Compete Agreements shall continue to apply according to their terms and are not modified, satisfied, or otherwise changed by this Agreement.

5.4.2.    The terms under this “Confirmation of Compliance with Existing Obligations” section is a material representation and condition to receiving the Separation Benefits.

5.5.    Non-Disparagement. Employee further agrees not to make any disparaging, denigrating, demeaning, or untrue statements about the Company Group, or any of its present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing. This Section does not apply to or in any way restrict or impede Employee from any communications or actions permitted by the Protected Disclosures and Actions section, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

5.6.    Condition and Obligation. In addition to being a condition to receiving the consideration provided under this Agreement, including the Separation Benefits, the obligations of this Section 5 shall be a covenant and remain in full force and effect to the extent permitted by law until the conclusion of the relevant period of time set forth for each in this Section 5, and shall be enforceable by injunctive, legal and equitable relief as stated below.

5.7.    Acknowledgment of Reasonableness and Necessity of Restrictions. Employee understands that the restrictions set forth in this Agreement, including all Employee Obligations, may limit Employee’s ability to engage in certain activities before and following the Separation Date, but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement, including the Separation Benefits, to justify such restrictions. These restrictions are reasonable and necessary to protect the legitimate business interests of the Company Group based on the significant Confidential Information (including trade secrets) and goodwill of the Company Group that Employee has received and that Employee would inevitably use or disclose if Employee undertook the activities prohibited by the Employee Obligations. Employee acknowledges and agrees that Employee was an executive and key employee of the Company who was intimately involved in the planning and direction of applicable business unit(s) of the Company and/or the Company Group, and whose employment duties and responsibilities had a national scope. As such, Employee had access to Confidential Information and trade secrets relating to the Company’s operations, customers, vendors, and employees.

Employee acknowledges that Employee has read this Section 5 carefully.

6.Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:

6.1.    Modification/Severability. It is expressly understood and agreed that the Parties consider each of the restrictions and obligations contained or referenced in this Agreement, including all Employee Obligations, to be reasonable and necessary to protect the business of the Company Group. However, the Parties agree that if a court having jurisdiction over this matter determines any term or portion of a term is unenforceable or invalid under applicable law, such court shall modify any term (or portion of a term) that can be modified or altered to be reasonable, valid, and enforceable under applicable law. Should the court declare or determine any provision of this Agreement is unmodifiable and illegal or invalid, the validity and enforceability of the remaining parts, terms, or provisions of this Agreement shall be salvaged and will not be affected or modified or voided in any way, and any illegal or invalid part, term, or provision will no longer be part of this Agreement.

6.2.    Notices. The Company Group and Employee may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice shall be deemed effective upon personal delivery, receipt of delivery (including with respect to electronic communications), or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to the Company at Attn: General Counsel, 8020 Katy Freeway, Houston, Texas 77024 and to the Employee at the address Employee most recently provided to the Business Support department of the Company or any other applicable member of the Company Group.

6.3.    Entire Agreement. Employee represents and acknowledges that in executing this Agreement, Employee did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement, the confidentiality and restrictive covenant obligations from the Confidentiality and Non-Compete Agreements, the RSU Agreements, and the Plan, constitute the entire contract between the Parties with respect to the subject matter covered. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the same subject matter; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-disparagement, non-competition, unfair competition, non-solicitation, or non-disclosure, including under the Confidentiality and Non-Compete Agreements except as expressly modified herein. Employee acknowledges and understands Employee is not entitled to any other severance or separation benefits from any member of the Company Group not otherwise included in this Agreement.

6.4.    Governing Law, Venue, and Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware. The Parties agree that any dispute concerning this Agreement or Employee’s employment with the Company, the RSU Agreements, or the Confidentiality and Non-Compete Agreements shall be brought only in an appropriate state or federal court in and for Harris County, Texas, unless another forum or venue is required by law. BOTH THE COMPANY AND EMPLOYEE AGREE TO WAIVE A TRIAL BY JURY OF ANY OR ALL ISSUES ARISING UNDER OR CONNECTED WITH THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, AND CONSENT TO TRIAL BY THE JUDGE OF THE APPLICABLE COURT. Each Party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to such laying of venue (including the defense of inconvenient forum). If at the time a dispute first arises under this Agreement, Employee resides in a state in which this selection of and consent to the specified governing law and venue is not effective as a matter of law, the Parties agree this selection of governing law and venue shall be that of the courts in and for the city and state in which Employee primarily resides at the time the dispute first arises.

6.5.    Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement, including breach of any of the Employee Obligations, and the Company Group shall be entitled to enforce the Employee Obligations by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company Group, including the recovery of damages from Employee and Employee’s agents involved in such breach, forfeiture of the Separation Benefits, and any other consideration provided under this Agreement, and all remedies available to the Company Group pursuant to other agreements with Employee or under any applicable law. To the fullest extent allowed by law, for any dispute between the Parties, any court having jurisdiction shall award all fees and costs reasonably incurred, including attorneys’ fees, to the prevailing party. The determination of prevailing party shall consider the nature and amount of claims brought and the success of either Party, both in bringing claims and in defending claims.

6.6.    No Admission, No Waiver by Company. This Agreement is not and shall not be deemed or construed to be an admission by either Party or the Releasees of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature. No failure to act or delay in acting by the Company Group regarding any right under the Agreement shall be considered a waiver, and in the event any waiver is found, it shall not apply to any other term, or action of the Company Group.

6.7.    Alienation of Interest Forbidden. The interests of Employee under this Agreement or the benefits conveyed to Employee in this Agreement, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Employee under this Agreement, including the Separation Benefits, be liable for or subject to the debts, contracts, liabilities, engagements or torts of Employee, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

6.8.    Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Employee under the Release are binding upon Employee, Employee’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Employee under this Agreement are personal in nature and may not be assigned. The benefits of Employee’s obligations under this Agreement shall inure to the benefit of the Company Group and its successors and assigns, and Employee consents to the assignment of this Agreement by the Company, or by any member of the Company Group, as may be applicable.

6.9    Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement, the Confidentiality and Non-Compete Agreements, each RSU Agreement, and the Plan, to the extent practicable, should be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform to the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement, the Confidentiality and Non-Compete Agreements, any RSU Agreement, and the Plan, shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranties and shall have no liability to Employee or any other Person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

6.10    Electronic Signatures, Counterparts. This Agreement may be executed and delivered (including by facsimile or Portable Document Format (pdf) transmission) in one or more counterparts, all of which will be considered one and the same agreement. Electronic signatures through DocuSign or otherwise will be treated the same as other signatures.

6.11    Amendment and Modification. The terms of this Agreement may only be waived, modified, amended, or terminated by separate written agreement executed by Employee, and an executive officer of the Company, except as otherwise provided in Section 6.1 and Section 6.9, as applicable.

6.12.    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

[signature page follows]

	CROWN CASTLE USA INC.: (a subsidiary of CROWN CASTLE INC., a Delaware Company)		EMPLOYEE:

By:	/s/ Michael Hudanick		By:	/s/ Cathy Piche
	Name:	Michael Hudanick		Printed Name:	Cathy Piche
	Title:	Vice President, Human Resources		Date:	October 6, 2023
	Date:	October 6, 2023

CROWN CASTLE INC., by its signature below, agrees to the provisions relating to Conditional Special Vesting, pursuant and subject to all of the terms and conditions of this Agreement.

CROWN CASTLE INC:
By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel
	Date:	October 6, 2023
[signature page to “Separation and Release Agreement”]